Exhibit 99.2

NEWS

Charter Closes $1.35 Billion Senior Unsecured Notes

STAMFORD, Connecticut – October 1, 2019 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., have closed on $1.35 billion in aggregate principal amount of senior unsecured notes due 2030 (the “Notes”). The Notes bear interest at a rate of 4.750% per annum and were issued at a price of 100.000% of the aggregate principal amount.

The Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, Spectrum Voice®, and Spectrum Mobile™. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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